EXHIBIT 23

CONSENT OF PRICEWATERHOUSECOOPERS LLP

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (numbers 33-80666 and 333-61556) of Bemis Company, Inc. of our report dated January 21, 2004, except for Note 2, as to which the date is January 29, 2004, relating to the financial statements, which appears in Item 8 of this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated January 21, 2004, relating to the financial statement schedule, which appears in Item 15(a)(2) of this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 9, 2004